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Starbucks Corporation

(Name of Registrant as Specified in Its Charter)

Strategic Organizing Center

Service Employees International Union

Mary Kay Henry

Ahmer Qadeer

Michael Zucker

Joshua Gotbaum

Maria Echaveste

Wilma B. Liebman

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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From time to time the Strategic Organizing Center may issue the following communications over social media and may refer to the attached article from the Wall Street Journal.

Our nominees have experience enhancing human capital management practices, facilitating constructive outcomes for labor issues and overseeing engagement with policymakers and regulators. They are committed to improving oversight and safeguarding the best interests of @Starbucks shareholders, customers and employees.

By electing our nominees to @Starbucks Board, shareholders will be adding independent, objective leaders who have the right skills and experience to help $SBUX address its human capital issues and chart a sustainable path forward.

Wilma Liebman possesses over 30 years of experience in labor management, employee relations, wage negotiations, public policy and law - including having served as the Chair of the NLRB under President Obama. We believe this experience would be additive to @Starbucks Board.

Maria Echaveste is a former senior White House official and corporate attorney with significant international relations and public company board experience. We believe this experience would be additive to @Starbucks Board.

Josh Gotbaum is an economic policy and regulatory expert with business, finance, and public company board experience. We believe this experience would be additive to @Starbucks Board.

Starbucks Labor Group Plans Board Fight

The Wall Street Journal

By Lauren Thomas and Cara Lombardo

November 21, 2023

Coalition of unions seeks three seats on coffee giant’s board

A labor group is seeking representation on the Starbucks board, ratcheting up pressure in a battle between the coffee giant and its workers over pay and working conditions.

The Strategic Organizing Center—a coalition of labor unions, including the Service Employees International Union, that owns a small Starbucks stake—is seeking to address what it views as a failure by the board to oversee the company’s treatment of its workers.

The group has nominated three director candidates, according to people familiar with the matter, kicking off what is sure to be one of the most closely watched proxy battles in 2024.

The window for shareholders to nominate candidates to be voted on at Starbucks’ next annual meeting opened Oct. 25 and runs through this Friday, according to proxy materials.

Like most boardroom fights at large corporations, the success of this one will likely hinge on who can win the support of the big index funds and proxy advisors.

Over the past two years, about 360 of the company’s 9,380 U.S. cafes have voted to join the Starbucks Workers United union, an affiliate of the SEIU. Starbucks has resisted those efforts, and Starbucks Workers United has filed more than 600 complaints against the company with the National Labor Relations Board.

Starbucks has vowed to spend $1 billion on higher wages and expanded benefits for baristas, and on Monday said it formed a board committee focused on complying with responsibilities, including regulatory oversight and the environment.

The SOC argues that the fight over unionization has exposed the company to legal, financial and regulatory risks while damaging the value of its brand—and potentially its share price.

The coalition, founded in 2006 and formerly known as Change to Win, has previously submitted proposals at companies including Apple and Uber, but this marks the first time it has nominated director candidates.

Unions have notched recent wins for everyone from auto workers to Hollywood writers and actors, in part because public support for organized labor is at its highest level in decades and companies have wealth to share after years of strong profits. Even in banking, which is historically union-shy, there are organizing efforts underway. But with many companies tamping down on spending, the power balance could shift away from workers’ groups again.

SOC has held an economic interest in Starbucks for years as part of its shareholder-advocacy portfolio, the people said. (Many of Starbucks’ workers are also shareholders, through the company’s stock-ownership program.)

SOC’s nominees are: Maria Echaveste, a former senior White House official in the Clinton administration and corporate attorney; Joshua Gotbaum, an economic-policy and regulatory expert; and Wilma Liebman, formerly chair of the National Labor Relations Board under President Obama.

While unionized baristas make up a small portion of the company’s workforce, they have steadily gained traction since 2021, when workers in Buffalo, N.Y., voted to form the first labor union at a Starbucks cafe.

Earlier this month, the union said thousands of unionized baristas went on strike on a busy sales day for the coffee chain—known as “Red Cup Day”—as they tried to bring the company back to the negotiating table.

It falls to Chief Executive Laxman Narasimhan, who only just took the reins from Howard Schultz in March and is Starbucks’s first CEO from outside the company, to grapple with the labor unrest. (Schultz returned for a brief stint as interim CEO in 2022 to help the company navigate labor and operational challenges.) Narasimhan must also contend with Starbucks losing its edge to rival Luckin Coffee in China, which Schultz has said represents one of the company’s best opportunities for growth.

The Starbucks Workers United union has said that Narasimhan should give priority to negotiations with newly unionized workers versus spending his time working as a barista, something he has done to get a handle on the business.

Starbucks, for its part, has said it prefers to keep a direct relationship with workers rather than by going through a union. Schultz was called in March to testify before a U.S. Senate committee on the company’s response to the union drive.

Some investors have already raised concerns regarding Starbucks’ management of its labor issues.

At the company’s 2023 annual meeting in March, more than half of the shares that were voted favored a nonbinding request of the company to commission an independent assessment of its worker-rights practices. The proposal was also supported by both leading proxy-advisory firms, Institutional Shareholder Services and Glass Lewis.

The labor group at Starbucks could also benefit from the required use of the so-called universal proxy card that went into effect last year. Directors nominated by a company must now be listed on the same ballot as those put forth by activists, enabling investors to pick and choose rather than vote entirely for either one slate or the other.

Advisors had expected the changes in proxy-voting rules could encourage first-time activists, particularly those fighting for social issues.